Exhibit 2
JOINT FILING AGREEMENT

THIS JOINT FILING AGREEMENT (this “Agreement”) is made and entered into as of this 26th day of April 2012, by and among Bernardo Quintana Isaac, Alexandra Kawage de Quintana, Ana Alejandra Quintana Kawage, Alonso Quintana Kawage, Diego Quintana Kawage, Maria Andrea Cecilia Quintana Kawage, Rodrigo A. Quintana Kawage and Jeronimo Quintana Kawage.

The parties to this Agreement hereby agree to prepare jointly and file timely (and otherwise to deliver as appropriate) all filings on Schedule 13D or 13G relating to their ownership (direct or otherwise) of any securities of Grupo Aeroportuario del Centro Norte, S.A.B. de C.V., a corporation (sociedad anonima bursatil de capital variable) organized under the laws of Mexico, and any and all amendments thereto and any other document relating thereto (collectively, the “Filings”) required to be filed by them pursuant to the Securities Exchange Act of 1934, as amended.  Each party to this Agreement further agrees and covenants to the other parties that it will fully cooperate with such other parties in the preparation and timely filing (and other delivery) of all such Filings.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

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Bernardo Quintana Isaac	* By:/s/ Manuel Abud Elias
*	Manuel Abud Elias
Alexandra Kawage de Quintana	Attorney-in-Fact
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Ana Alejandra Quintana Kawage
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Alonso Quintana Kawage
*
Diego Quintana Kawage
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Maria Andrea Cecilia Quintana Kawage
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Rodrigo A. Quintana Kawage
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Jeronimo Quintana Kawage